Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference of our report dated March 29, 2019, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern in this Registration Statement of Exactus, Inc. on Form S-1, with respect to our audits of the consolidated financial statements of Exactus, Inc. as of December 31, 2018 and 2017, and for the years ended December 31, 2018 and 2017 which report appears in the prospectus, which is part of this Registration Statement.

We also consent to the reference to our Firm under the heading “Experts” in this Registration Statement.

/s/ RBSM LLP

New York, New York
December 31, 2019